Exhibit 99.1

MEDecision Reports Fourth Quarter and Full Year 2007 Financial Results

WAYNE, Pa., Feb 26, 2008 (BUSINESS WIRE) — MEDecision, Inc. (NASDAQ: MEDE), a leading provider of collaborative health care management solutions, today reported total revenues of $16.1 million for the fourth quarter of 2007, compared to $10.7 million for the same period last year, and net income of $2.0 million, or $0.12 per basic and diluted share, for the fourth quarter of 2007, compared to a net loss of $19.5 million, or $2.69 per basic and diluted share, for the same period last year. For the year ended December 31, 2007, MEDecision reported total revenues of $44.8 million, compared to $44.2 million in 2006, and a net loss of $6.0 million, or $0.39 per basic and diluted share, compared to a net loss of $25.9 million, or $5.62 per basic and diluted share, in 2006.

Significant items during the fourth quarter include:

•                  Total revenue was $16.1 million for the fourth quarter of 2007 compared to $10.7 million in the fourth quarter of 2006 and total revenue for the year ended December 31, 2007 was $44.8 million, up slightly compared to $44.2 million for the year ended December 31, 2006;

•                  Delivered products and services related to two significant contracts with Blue Cross Blue Shield plans;

•                  Gross margin decreased 210 basis points from the fourth quarter of 2006 to 60.7% for the fourth quarter of 2007, a decline that was primarily due to a decline of gross margin for professional services;

•                  Operating expenses as a percent of total revenues was 48.6%, a significant decline from 81.3% for the fourth quarter of last year, an improvement that was driven by cost improvements in each component of operating expenses, and particularly in research and development as the company completed development efforts around its new collaborative health care management solution;

•                  Announced the general availability of MEDecision’s new collaborative health care management solutions composed of Alineo™ and Nexalign™.

“MEDecision achieved an important milestone in the fourth quarter, launching our new simplified, smart, state-of-the-art collaborative health care management solutions,” said David St.Clair, Founder and Chief Executive Officer of MEDecision. “Alineo and Nexalign represent a significant step forward as our customers look to improve the quality and affordability of their services to members and member populations. We also realized another key objective, delivering Alineo to a major customer, fulfilling a commitment that we made to this customer, ourselves and the investment community.”

Total revenue for the quarter ended December 31, 2007 was $16.1 million, a 51.2% increase compared to $10.7 million for the quarter ended December 31, 2006. The revenue by category for quarter ended December 31, 2007 was as follows: Subscription, maintenance and transactions fees of $7.5 million; Term license revenue of $4.5 million; and Professional services revenue of $4.2 million.

Gross margin for the fourth quarter 2007 was $9.8 million with gross margin as a percentage of revenue of 60.7%, compared to gross margin of $6.7 million with gross margin as a percentage of revenue of 62.8% in the fourth quarter of 2006.

Total operating expenses for the fourth quarter 2007 were $7.8 million, resulting in income from operations of $2.0 million, compared to $8.7 million in total operating expenses in the fourth quarter of 2006, resulting in a loss from operations of $2.0 million.

For the three months ended December 31, 2007, the company reported net income available to common shareholders of $2.0 million, or $0.12 per basic and diluted share based on weighted average shares outstanding of 16.0 million shares and 16.5 million shares, respectively. Net loss available to common shareholders for the three-month period ended December 31, 2006 was $19.5 million, or $2.69 per basic and diluted share based on 7.2 million weighted average shares outstanding.

Total revenue for the year ended December 31, 2007 was $44.8 million, compared to $44.2 million for the year ended December 31, 2006. The revenue by category for the full year 2006 was as follows: Subscription, maintenance and transactions fees of $25.2 million; Term license revenue of $6.4 million; and Professional services revenue of $13.1 million.

Gross margin for the full year 2007 was $25.0 million with gross margin as a percentage of revenue of 55.9%, down from $29.0 million for the full year 2006 with gross margin as a percentage of revenue of 65.7%.

The operating loss for the full year 2007 was $6.1 million, compared to an operating loss of $2.1 million for the year ended December 31, 2006.

For the full year ended December 31, 2007, the company reported a net loss available to common shareholders of $6.0 million, as compared to a net loss available to common shares for the full year ended December 31, 2006 of $25.9 million.

Conference Call Information

MEDecision will also host a Web cast and conference call at 8:30am ET on February 26, 2008 to discuss results for the fourth quarter of 2007 and full year 2007 and the outlook for 2008. A live Web cast of the conference call will be available online from the investor relations page of MEDecision’s corporate Web site at www.MEDecision.com. The dial-in numbers are (877) 407-0784 for domestic callers and (201) 689-8560 for international callers.

After the live Web cast, the call will remain available on MEDecision’s Web site until March 11, 2008. In addition, a telephonic replay of the call will be available until March 4, 2008. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 273772.

About MEDecision

MEDecision offers collaborative health care management solutions that provide a simplified and smart way to manage the health of members and member populations which can improve the quality and affordability of care. Based on state-of-the-art technology, MEDecision’s solutions include Alineo™, a collaborative health care management platform for managing case, disease and utilization management, and Nexalign™, a collaborative health care information exchange service. MEDecision believes that, in the aggregate, its health care payer customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statement

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements concerning the company’s term license deal pipeline and the company’s expectations regarding its subscriptions and transactions business, Collaborative Health Care Management solutions and Clinical Summaries. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the company’s completion of its quarter closing process and the completion of the year-end audit by the company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) on March 28, 2007 and the company’s Quarterly Report on Form 10-Q as filed with the SEC on November 14, 2007. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. MEDE-E

MEDecision, Inc.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)
Revenue
Subscription, maintenance & transaction fees	$7,519	$5,779	$25,198	$22,090
Term licenses	4,454	1,375	6,423	8,778
Professional services	4,157	3,516	13,134	13,341
Total revenue	16,130	10,670	44,755	44,209

Costs of revenue
Subscription, maintenance & transaction fees	2,736	2,081	9,790	7,641
Term licenses	1,592	518	3,065	1,722
Professional services	2,012	1,371	6,871	5,806
Total cost of revenue	6,340	3,970	19,726	15,169

Gross margin
Subscription, maintenance & transaction fees	4,783	3,698	15,408	14,449
Term licenses	2,862	857	3,358	7,056
Professional services	2,145	2,145	6,263	7,535
Total gross margin	9,790	6,700	25,029	29,040

Operating expenses
Sales and marketing	2,567	2,842	8,801	10,534
Research and development	1,378	2,217	6,003	8,045
General and administrative	3,892	3,616	16,295	12,520
Total operating expenses	7,837	8,675	31,099	31,099

Income (loss) from operations	1,953	(1,975)	(6,070)	(2,059)

Loss on change in fair value of redeemable convertible preferred stock conversion options	—	(6,202)	—	(8,615)
Interest income (expense), net	2	(179)	84	(466)
Income (loss) before provision for income taxes	1,955	(8,356)	(5,986)	(11,140)

Provision for income taxes	—	(6,825)	—	(6,677)

Net income (loss)	1,955	(15,181)	(5,986)	(17,817)

Accretion of convertible preferred shares and redeemable convertible preferred shares	—	(4,269)	—	(8,068)

Income (loss) available to common shareholders	$1,955	$(19,450)	$(5,986)	$(25,885)

Income (loss) available to common shareholders, basic	$0.12	$(2.69)	$(0.39)	$(5.62)

Income (loss) available to common shareholders, diluted	$0.12	$(2.69)	$(0.39)	$(5.62)

Weighted average shares used to compute income (loss) available to common shareholders per common share, basic	16,008,974	7,238,054	15,514,388	4,605,318

Weighted average shares used to compute income (loss) available to common shareholders per common share, diluted	16,540,878	7,238,054	15,514,388	4,605,318

MEDecision, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$9,857	$17,408
Accounts receivable, net of allowance for doubtful accounts of $72 and $52, respectively	9,991	9,975
Prepaid expenses	1,572	1,085
Other current assets	225	116
Total current assets	21,645	28,584

Property and equipment
Computer equipment and software	10,328	7,384
Leasehold improvements	3,389	3,324
Office equipment and furniture	1,918	1,887
	15,635	12,595
Less accumulated depreciation and amortization	(6,522)	(4,116)
Net property and equipment	9,113	8,479

Capitalized software, net of accumulated amortization of $8,055 and $6,909, respectively	7,475	3,857
Other assets	995	460
Total assets	$39,228	$41,380

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of capital lease obligations	$1,899	$1,773
Note payable and current portion of long-term note payable	587	388
Accounts payable	3,934	2,554
Accrued payroll and related costs	867	1,111
Other accrued expenses	1,338	1,799
Deferred license and maintenance revenue	8,554	7,482
Deferred professional services revenue	1,495	2,180
Total current liabilities	18,674	17,287

Long-term liabilities
Capital lease obligations	2,642	2,557
Notes payable	472	—
Deferred rent	2,428	2,380
Deferred license and maintenance revenue	323	691
Total long-term liabilities	5,865	5,628

Commitments and contingencies	—	—

Stockholders’ equity
Common stock	106,309	104,099
Accumulated deficit	(91,620)	(85,634)
Total stockholders’ equity	14,689	18,465

Total liabilities and stockholders’ equity	$39,228	$41,380

MEDecision, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)
Cash flows from operating activities
Net income (loss)	$1,955	$(15,181)	$(5,986)	$(17,817)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	702	666	2,668	2,295
Loss on change in fair value of redeemable convertible preferred stock conversion options	—	6,202	—	8,615
Amortization of capitalized software	342	284	1,146	818
Stock-based compensation expense	352	158	1,664	621
Amortization of deferred financing cost	13	23	91	37
(Recovery of) provision for doubtful accounts	—	(16)	20	(3)
Loss on disposal of asset	—	17	17	17
Deferred income tax benefit	—	6,825	—	6,677
Decrease (increase) in assets:
Accounts receivable	(5,040)	3,009	(36)	391
Prepaid expenses and other assets	579	2,180	(51)	(264)
Increase (decrease) in liabilities:
Accounts payable	1,882	(1,096)	1,380	548
Accrued payroll and related costs	27	(752)	(244)	(692)
Other accrued expenses	(233)	105	(422)	(10)
Deferred revenue	(1,245)	2,392	19	736
Net cash (used in) provided by operating activities	(666)	4,816	266	1,969

Cash flows from investing activities
Capitalized software	(1,371)	(288)	(4,763)	(1,402)
Purchase of property and equipment	(533)	(258)	(1,169)	(1,136)
Net cash used in investing activities	(1,904)	(546)	(5,932)	(2,538)

Cash flows from financing activities
Proceeds from sale of common stock in intial public offering	—	30,690	—	30,690
Offering issuance costs	—	(4,282)	—	(4,282)
Proceeds from exercise of common stock options	334	60	707	74
Proceeds from exercise of warrants	—	67	—	67
Payment of preferred stock dividends	—	(9,505)	—	(9,505)
Repurchase of common stock to satisfy tax obligations	—	—	(173)	—
Repayment of capital lease obligations	(476)	(440)	(1,966)	(1,414)
Net borrowings on line of credit	—	(3,814)	—	—
Repayment of insurance note payable	(31)	—	(344)	—
Repayment on equipment note payable	—	(25)	(75)	(100)
Repayment on maintenance note payable	(34)	—	(34)	—
Net cash (used in) provided by financing activities	(207)	12,751	(1,885)	15,530

Net increase (decrease) in cash and cash equivalents	(2,777)	17,021	(7,551)	14,961
Cash and cash equivalents, beginning of period	12,634	387	17,408	2,447
Cash and cash equivalents, end of period	$9,857	$17,408	$9,857	$17,408

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$122	$193	$473	$533

Supplemental disclosures of noncash investing and financing activities:
Property and equipment acquired under capital leases	$101	$64	$2,150	$2,142

Financed insurance policy	$362	$313	$362	$313

Financed maintenance arrangements	$127	$—	$761	$—

Tenant improvement allowance received under operating lease	$—	$—	$—	$901

CONTACTS:

MEDecision, Inc.

Carl Smith, 610-540-0202

Carl.Smith@MEDecision.com

FD Ashton Partners

Mike Russell, 617-275-8746

michael.russell@fdashtonpartners.com